Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-132330, 333-141964 and 333-171628) and Forms S-8 (Nos. 333-137782, 333-144061, 333-160256 and 333-171627) of our report dated March 10, 2008 relating to the consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary included in this Annual Report on Form 10-K/A of Chelsea Therapeutics International, Ltd. for the year ended December 31, 2010.

/s/    J.H. Cohn LLP

Roseland, New Jersey

April 7, 2011